Exhibit 10.1

EXECUTION VERSION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of May 15, 2018, by and between Rex Tibbens (“Executive”), and American Home Shield (the “Company”), a wholly owned subsidiary of ServiceMaster Global Holdings, Inc., a Delaware corporation (“ServiceMaster”).

WHEREAS, the Company desires to employ Executive as the President and Chief Executive Officer (“CEO”) of the Company and as a future member of the Company’s Board of Directors (the “Board”) following the spinoff by ServiceMaster of the Company as a publicly traded company (the “Spin”), and Executive desires to be employed by the Company in such capacities, in each case pursuant to the terms and conditions of this Agreement.

WHEREAS, the Company and Executive intend hereby to set forth the terms and conditions upon which Executive shall be employed in such capacities.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and intending to be legally bound, the parties, subject to the terms and conditions set forth herein, agree as follows:

1.    Defined Terms.  Any capitalized terms which are not defined within this Agreement are defined in Exhibit A hereto attached.

2.    Term.  The Company shall employ Executive, and Executive agrees to be employed by the Company in each case, subject to the terms and conditions of this Agreement, for the period commencing on May 15, 2018 (the “Effective Date”) and continuing through and including the earliest of (a) the effective date of Executive’s termination of employment (the “Date of Termination”), (b) the date of Executive’s death, and (c) the fourth anniversary of the Effective Date (such period, the “Term”); provided that the Term shall automatically be extended by one year effective upon the fourth anniversary of the Effective Date and each anniversary thereafter, until such date as either the Company or Executive shall have terminated such automatic extension provision by giving written notice to the other at least ninety (90) days prior to the end of the initial Term or any extended Term.

3.    Duties; Location of Performance.

(a)    Commencing on the Effective Date, continuing during the Term, Executive shall:  (i) have the authorities and responsibilities consistent with his position as the CEO of the Company; (ii) report to the Chief Executive Officer of ServiceMaster prior to the Spin and the Board of Directors of the Company (the “Board”) upon and after the Spin; and (iii) after the Spin, so long as Executive serves as CEO of the Company, serve as a member of the Board without additional compensation.  Commencing no later than the date of the Spin (the “Spin Date”), Executive shall be appointed as a member of the Board, and at all times as applicable during the Term, the Company shall nominate Executive for election to the Board; provided that upon any termination of Executive’s employment under this Agreement, Executive shall, effective as of the Date of Termination (or Executive’s death), immediately cease to serve on the Board and any committees thereof.  During the Term, all employees of the Company and its subsidiaries shall report to Executive or his designee.

(b)    Subject to any required business travel on behalf of the Company and the provisions of Section 4(d) below, Executive’s principal place of business will be at the Company’s corporate offices in the greater Memphis, Tennessee, metropolitan area (the “Corporate Headquarters”).

(c)    Notwithstanding any provision to the contrary herein, Executive will be permitted (in accordance with the Company's Conflict of Interest Policy) to act or serve as a member of the board of directors of up to two privately held companies (which as of the date of this Agreement the Company acknowledges are Zipline and Carggo), and as a member of the board of directors of any other business, civic, or charitable company or organization approved by the Company; provided, that the Company agrees that the Executive may also remain a member of the board of directors of Pillow through the end of his current term as a member thereof.  Further, if at any time during the Term, Zipline, Carggo and/or Pillow become publicly traded companies, Executive shall resign all service relationships with such company(ies), unless the Board otherwise agrees to Executive’s continued service on the board of directors with respect to such company(ies).

4.    Obligations of the Company During the Term.  The Company shall provide the following to Executive during the Term:

(a)    Salary.  The Company shall pay Executive a base salary (“Base Salary”) at an annual rate of at least $800,000, payable in accordance with the payroll practices of the Company.  Executive’s rate of Base Salary shall be subject to annual review by the Board or the Compensation Committee (defined below) and any possible increase (but not decrease) shall be at the discretion of the Board or the Compensation Committee.  Executive’s Base Salary may not be decreased without the written consent of Executive.

(b)    Annual Bonus.

(1)    Generally.  Executive shall be eligible to participate in the Annual Bonus Plan (or any successor plan) (the “Bonus Plan”) in respect of each fiscal year of the Company on at least the same terms and conditions as other executive officers of, prior to the Spin, ServiceMaster, and on and after the Spin, the Company; provided that Executive’s annual bonus opportunity payable at achievement of “target” levels shall not be less than 100 percent of Base Salary (the “Target Bonus”), it being understood that the actual amount payable and the performance metrics, weighting, and thresholds applicable to Executive shall be determined in accordance with the Bonus Plan as adopted and administered by the Compensation Committee of the Board (the “Compensation Committee”).  Any amount payable pursuant to this Section 4(b)(1), and Section 4(b)(2) below, shall be paid when paid to other executive officers of the Company under the Bonus Plan, but in no event later than March 15 of the year following the year in respect of which it was earned.

(2)    2018 Performance Year.  Notwithstanding Section 4(b)(1), in no event shall Executive’s annual bonus for the 2018 performance year be less than an amount equal to (x) $800,000, multiplied by (y) a fraction, the numerator of which is the number of days from the Effective Date through December 31, 2018, and the denominator of which is 365.

(c)    Benefits.  Executive shall be entitled to those employee benefits and perquisites which the Company from time to time generally makes available to its executive officers (“Benefits”) subject to the terms and conditions of such benefit plans or programs.  The Benefits shall include, without limitation, medical insurance, dental insurance, life insurance, vision insurance, flexible spending or similar account, four weeks of paid annual vacation, and such other benefits, as the Board or Compensation Committee may determine from time to time.  In addition, to the extent that, on and after the Effective Date, the Company provides its other named executive officers an automobile allowance or Company car, then the Company shall also provide the same level of automobile allowance or Company car to Executive.

(d)    Reimbursement of Other Expenses; Relocation.  Executive shall be reimbursed for all proper and reasonable expenses incurred by Executive in the performance of his duties hereunder in accordance with the policies of the Company.  Executive shall, on a fully tax grossed-up basis, (i) also qualify for the Company’s relocation program and shall be provided with reimbursement of his relocation expenses in accordance with the terms and conditions of that program and (ii) through the first anniversary of the Effective Date, be provided with corporate housing in the Corporate Headquarters area and with reimbursement for reasonable weekly commuting expenses between Seattle, WA, and Memphis, TN, consistent with the business travel reimbursement policies applicable to the Company’s executive officers.

5.    Equity-Based Compensation.

(a)    Restricted Stock Units.

(1)    RSU Grant.  Effective as of the Effective Date, ServiceMaster shall grant Executive a number of shares of restricted stock units (“RSUs”) under the Stock Incentive Plan having a grant date value equal to $1,000,000 (the “Sign-On RSUs”).  The Sign-On RSUs shall vest, subject to Executive’s continued employment with the Company, ratably over three years, starting on the first anniversary of the Effective Date, and as otherwise provided in the Sign-On RSU Agreement (as defined below).

(2)    Terms and Conditions.  The terms and conditions of the Sign-On RSUs (including, but not limited to, the vesting conditions) shall be set forth in a separate Employee Restricted Stock Unit Agreement, in the form attached hereto as Exhibit B, to be entered into between ServiceMaster and Executive (the “Sign-On RSU Agreement”) and will be subject to the terms and provisions of the Stock Incentive Plan.

(b)    Stock Options.

(1)    Option Grant.  Effective as of the Effective Date, ServiceMaster shall grant Executive non-qualified stock options to purchase shares of Common Stock under the Stock Incentive Plan having a Black-Scholes value equal to $1,000,000 (the “Options”).  The Options will vest, subject to Executive’s continued employment with the Company, in four annual installments at a rate of one-fourth per year on each of the first four anniversaries of the Effective Date and as otherwise provided in the Employee Stock Option Agreement (as defined below).  The exercise price per share of Common Stock covered by the Options shall be equal to the Fair Market Value (as defined in the Stock Incentive Plan) on the Effective Date, as required under the Stock Incentive Plan.

(2)    Terms and Conditions.  The terms and conditions of the Options (including, but not limited to, the vesting conditions) shall be set forth in a separate Employee Stock Option Agreement, in the form of Employee Stock Option Agreement attached as Exhibit C, to be entered into between Service Master and Executive (the “Employee Stock Option Agreement”) and will be subject to the terms and provisions of the Stock Incentive Plan.

(c)    Annual Equity Grants.

(1)    Prorated 2018 Annual Equity Grant.  Effective as of the Effective Date, ServiceMaster shall grant Executive RSUs and non-qualified stock options to purchase shares of Common Stock under the Stock Incentive Plan with a collective value of $1,250,000, which will have the same composition (50% RSUs and 50% stock options), and will vest on the same schedule, as such annual grants made in February 2018 to the named executive officers of ServiceMaster, with Executive to receive service credit for such vesting from the date the annual grants were made in February 2018 to the other named executive officers (the “2018 Equity Grant” and, collectively with the Sign-On RSUs and the Options, the “Equity Awards”).

(2)    Terms and Conditions.  The terms and conditions of the 2018 Equity Grant (including, but not limited to, the vesting conditions) shall be set forth in a separate Employee Restricted Stock Unit Agreement, in the form attached as Exhibit D, and a separate Stock Option Agreement, in the form attached as Exhibit E, both to be entered into between ServiceMaster and Executive (the “2018 Equity Award Agreements” and collectively with the Sign-On RSU Agreement and the Employee Stock Option Agreement, the “Equity Award Agreements”).

(3)    Future Annual Equity Grants.  Beginning in calendar year 2019 and each subsequent calendar year occurring during the Term, Executive shall be eligible to be considered for annual long-term equity incentive grants having a target total grant date value equal to 250% of his Annual Base Salary, with any such grants to be made at the same time as other senior executives of the Company (or prior to the Spin, Service Master) with the form(s) of such annual equity grants to be determined by the Compensation Committee of the Board (or prior to the Spin, the compensation committee of the board of directors of ServiceMaster).

(d)    Notwithstanding any terms of the Equity Award Agreements or otherwise to the contrary, subject to and conditioned on the completion of the Spin, for the avoidance of doubt in connection with the Spin all outstanding ServiceMaster equity awards then held by Executive shall be converted into awards covering shares of publicly traded Company common stock, in accordance with the provisions of the Stock Incentive Plan.

6.    Severance Benefits.

(a)    In the event that Executive’s employment hereunder is terminated during the period beginning on and including the Effective Date and ending on or prior to the expiration of the Term by the Company without Cause or by Executive for Good Reason, then the Company, subject to Section 6(g), shall pay to Executive, as compensation for services rendered to the Company and its affiliated companies:

(1)    Executive’s Base Salary earned through the Date of Termination, to the extent not previously paid (but after giving effect to any amounts that would be deferred pursuant to the Company’s deferred compensation plan); plus

(2)    (i) Executive’s annual bonus earned with respect to the fiscal year immediately prior to the fiscal year in which the Date of Termination occurs, to the extent not previously paid (but after giving effect to any amounts that would be deferred pursuant to the Company’s deferred compensation plan), plus (ii) the bonus that Executive would have been paid in respect of the fiscal year in which the Date of Termination occurs had his employment not terminated, prorated for the portion of the fiscal year during which Executive was employed elapsed through the Date of Termination based on actual performance (the “Pro Rata Bonus”); plus

(3)    a continued payment of his monthly Base Salary, at the rate in effect immediately prior to the Date of Termination, for twelve (12) months following the Date of Termination; provided that such payment period shall be for twenty-four (24) months following the Date of Termination if the Date of Termination is prior to January 1, 2020 (the “Severance Period”); plus

(4)    a lump sum payment equal to Executive’s Target Bonus; plus

(5)    reimbursement of Executive’s expenses pursuant to Section 4(d) and any accrued but unused vacation; plus

(6)    to the extent not already vested by their terms on or prior to such Date of Termination, the Sign-On RSUs shall become immediately vested on such Date of Termination; plus

(7)    if applicable, outstanding and unvested equity awards not otherwise covered by Section 6(a)(6) shall vest in accordance with their applicable terms.

(b)    In the event that Executive’s employment hereunder is terminated during the period beginning on and including the Effective Date and ending on or prior to the expiration of the Term by the Company for Cause or by Executive for any reason other than Good Reason, including by reason of death or Disability, then the Company shall pay to Executive (or Executive’s executors, legal representatives or administrators in the event of Executive’s death), as compensation for services rendered to the Company and its affiliated companies:

(1)    Executive’s Base Salary earned through the Date of Termination or date of death, to the extent not previously paid (but after giving effect to any amounts that would be deferred pursuant to the Company’s deferred compensation plan); plus

(2)    in the event Executive’s employment is terminated by reason of death or Disability, (i) Executive’s annual bonus earned with respect to the fiscal year immediately prior to the fiscal year in which the Date of Termination occurs, to the extent not previously paid (but after giving effect to any amounts that would be deferred pursuant to the Company’s deferred compensation plan), plus (ii) a Pro Rata Bonus; plus

(3)    reimbursement of Executive’s expenses pursuant to Section 4(d) and any unused but accrued vacation; plus

(4)    if applicable, outstanding and unvested equity awards shall vest in accordance with their applicable terms.

(c)    Payment.  Subject to Section 14, (i) any amount payable pursuant to Section 6(a)(1) or 6(b)(1) above shall be paid in accordance with the payroll practices of the Company; (ii) any amount payable pursuant to Section 6(a)(2) or 6(b)(2) shall be paid when annual bonuses for the applicable fiscal years are paid to other executive officers of the Company, but in no event later than March 15 of the year following the year in respect of which such bonuses were earned; and (iii) any amount payable pursuant to Section 6(a)(3) shall be paid in equal monthly installments during the one-year period (two-year period if the Date of Termination is prior to January 1, 2020) following the Date of Termination, except that all installments that would have been paid during the first 60 days following the Date of Termination shall be paid on the 60th day following the Date of Termination; and (iv) any amount payable pursuant to Section 6(a)(4) shall be paid no later than 70 days following the Date of Termination.  In addition, if on the Date of Termination Executive is a “specified employee,” as defined in Treasury Regulation Section 1.409A-1(i) and determined using the identification methodology selected by the Company from time to time, or if none, the default methodology, any or all amounts payable under this Agreement on account of such termination of employment that would (but for this provision) be payable within six months following the Date of Termination, shall instead be paid in a lump sum on the first day of the seventh month following the Date of Termination or, if earlier, upon Executive’s death, except (A) to the extent of amounts that do not constitute a “deferral of compensation” within the meaning of Treasury Regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury Regulation Section 1.409A 1(a)(5); and (C) other amounts or benefits that are not subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(d)    Continuation of Benefits.  In the event Executive is entitled to the severance benefits under Section 6(a), then (i) for twelve (12) months (eighteen (18) months if the Date of Termination is prior to January 1, 2020) following the Date of Termination, subject to Executive’s enrollment for COBRA continuation coverage and payment of the applicable monthly COBRA premium amounts (the “Monthly COBRA Premium Amount”), the Company will cause a monthly reimbursement to be made to

Executive such that, after payment of applicable taxes, Executive retains an amount of such reimbursement equal to the employer contribution for active employees for the COBRA coverage so elected as in effect immediately prior to the Date of Termination; and (ii) if by the end of such 18-month period, if the Date of Termination is prior to January 1, 2020, Executive and his covered dependents have not become covered by a plan of a subsequent employer offering the same type of benefits, then, for the shorter of (A) six (6) months and (B) the end of the month in which Executive obtains such coverage from a subsequent employer, the Company will cause Executive to be paid a monthly amount such that, after payment of applicable taxes, Executive retains an amount of such payment equal to 100% of the Monthly COBRA Premium Amount.

(e)    Exclusive Severance.  Any amount paid pursuant to Section 6(a), 6(b) or 6(d) shall be paid in lieu of any other amount of severance relating to salary continuation or bonus payments or health, welfare and life insurance coverage to be received by Executive upon termination of employment of Executive under any severance plan, policy or arrangement of the Company or its affiliated companies.  Notwithstanding the foregoing, in the event that Executive’s employment hereunder is terminated hereunder for any reason, Executive shall be entitled to continuation of Benefits subject to the terms and conditions of such benefit plans or programs for terminated employees.

(f)    Equity-Based Compensation.  Except as otherwise expressly provided in Sections 5 and 6(a)(6) of this Agreement, each share of Common Stock and all Equity Awards held by Executive on the Date of Termination or date of death shall be subject to the terms and conditions of the applicable Equity Award Agreement and Stock Incentive Plan, including, without limitation, the restriction periods, vesting and forfeiture schedules, and termination provisions.

(g)    Release; Compliance with Restrictive Covenants.  Notwithstanding anything to the contrary in this Section 6, in the event the Company is obligated to make payments pursuant to Sections 6(a)(3), 6(a)(4), 6(a)(6) and 6(d), it shall be a condition to such payments that:  (i), within forty-five (45) days following the Date of Termination, Executive enter into a general release of claims, containing the provisions attached hereto as Exhibit F and such other provisions, if any, as the parties may mutually agree, waiving any and all claims against the Company and its subsidiaries, its parent entities, its affiliates and their respective officers, directors, employees, agents, representatives, stockholders, members and partners relating to this Agreement and to his employment during the term hereof and (ii) Executive materially complies with the covenants set forth in Section 7(a), (b) and (d) during the Severance Period.

(h)    Notice of Termination.  Executive shall be required to provide the Company with thirty (30) days’ advance written notice, and the Company may provide notice at any time, of the intention to terminate Executive’s employment for any reason, other than a termination by the Company for Cause or termination by Executive with Good Reason, each of which shall be subject to the applicable notice and cure time periods set forth in Exhibit A.

(i)    In the event the Company gives Executive notice of non-automatic extension of this Agreement at any time pursuant to Section 2, such termination shall be treated as a termination without Cause immediately prior to the expiration of the Term.

7.    Covenants.  For good and valuable consideration, including without limitation the grant of Equity Awards and the severance benefits provided for in Section 6 above, the sufficiency of which Executive hereby acknowledges, Executive agrees to the following:

(a)    Non-Competition, Non-Solicitation.  From and after the Effective Date and through and including the date that is one year after the Date of Termination, Executive shall not do any of the following, directly or indirectly, without the prior written consent of the Board:

(1)    directly or indirectly (whether as owner, stockholder, director, officer, employee, principal, agent, consultant, independent contractor, partner or otherwise), in North America or any other geographic area in which the Company or any subsidiary of the Company is then conducting business, own, manage, operate, control, participate in, perform services for, or otherwise carry on, a business similar to or competitive with a business conducted by the Company or any subsidiary of the Company and/or, prior to the Spin, ServiceMaster or any of its subsidiaries (a “Competitive Enterprise”), provided that the foregoing shall not prohibit (x) Executive’s passive ownership of less than 1% of any class of voting securities of a publicly held company which would otherwise be prohibited under this Section 7(a)(1) or (y) Executive’s providing services to either (A) a separate division or operating unit of a multi-divisional Competitive Enterprise if such division or operating unit is not competitive with the business conducted by the Company or any subsidiary of the Company or (B) a Competitive Enterprise where the revenues derived from the divisions or operating units that, if standing alone, would be a Competitive Enterprise (I) account in the aggregate for less than 20% of the aggregate consolidated revenue of the entire Competitive Enterprise (or, if applicable, the portion of the Competitive Enterprise for which Executive is responsible (including, for the avoidance of doubt, subsidiary entities)) and (II) on a business unit by business unit basis are 35% or less than the revenue of the corresponding business unit of the Company (except that, for purpose of the clause (II), any Company business unit that accounts for 10% or less of the aggregate consolidated revenue of the Company shall be disregarded), in the case of each of (I) and (II) for the fiscal year prior to Executive’s commencement of employment therewith; or

(2)    other than in the good faith performance of Executive’s duties to the Company, directly or indirectly attempt to induce any employee of the Company or any subsidiary or parent of the Company to terminate his or her employment with the Company or any subsidiary or parent of the Company for any purpose whatsoever, or attempt directly or indirectly, in connection with any business to which Section 7(a)(1) applies, to solicit the trade or business of any current or prospective customer, supplier or partner of the Company or any subsidiary or parent of the Company; provided, that this Section 7(a)(2) shall not be violated by (i) general advertising or solicitation not specifically targeted at the Company related persons or entities or (ii) Executive serving as a reference, upon request.

(b)    Confidentiality; Work Product.  Executive agrees that, during Executive’s employment with the Company and its subsidiaries and thereafter, other than in the good faith performance of his duties to the Company and its subsidiaries, Executive will not disclose confidential or proprietary information, or trade secrets, related to any business of the Company or its subsidiaries, including without limitation, and whether or not such information is specifically designated as confidential or proprietary:  all business plans and marketing strategies; information concerning existing and prospective markets, suppliers and customers; financial information; information concerning the development of new products and services; and technical and non-technical data related to software programs, design, specifications, compilations, inventions, improvements, patent applications, studies, research, methods, devices, prototypes, processes, procedures and techniques.  Notwithstanding the foregoing, Executive may disclose confidential information to the extent required by law, regulation or order of a regulatory body, in each case so long as Executive gives the Company written notice of the disclosure as soon as practicable under the circumstances to enable the Company to seek a protective order, confidential treatment or other appropriate relief (except that notice to the Company need not be given during any period that such disclosure is prohibited by applicable law).  Executive’s obligations under this Section are indefinite in term.  Executive hereby assigns, transfers and releases, without royalty or any other consideration except as expressly set forth herein, all worldwide right, title and interest Executive may have or acquire (including copyright and “moral rights”) in and to all work product, inventions, discoveries, know‐how, processes, data and other items (“Materials”) resulting from Executive’s services under this Agreement.  To the extent any Materials are not assignable, Executive waives, disclaims and agrees that Executive will not enforce against the Company any rights Executive may have to such Materials.

(c)    Non-Disparagement.  At all times during the Term and for one (1) year thereafter, Executive agrees that Executive will refrain from making public statements, written or oral, which criticize, disparage or defame the business, goodwill or reputation of the Company or Service Master (including their products and services), their  directors, officers, executives, subsidiaries, parent entities, and/or employees or making statements which could adversely affect the morale of other employees.  At all times during the Term and for one (1) year thereafter, the Company agrees that its active members of the Board and active named executive officers (each as in effect from time to time) will refrain from making public statements, written or oral, which criticize, disparage or defame Executive.  Nothing in this Agreement, however, shall be construed to prevent Executive or the Company (including any of its representatives) from providing truthful testimony or information in response to any valid subpoena, court order, the request of any government agency or as otherwise required by law (including in connection with any whistleblower laws), from rebutting false or misleading statements about the party by others or making normal competitive-type statements not in violation of Section 7(a) above.  There shall be no third-party beneficiaries of this Section 7(c), other than applicable subsidiaries of the Company.

(d)    Cooperation.  During and after Executive’s employment, Executive shall reasonably cooperate with the Company with respect to any matter (including without limitation any investigation, governmental proceeding and litigation, including the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or its affiliates) that relates to events or occurrences that transpired while Executive was employed by the Company.  Executive’s reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being reasonably available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times.  During and after Executive’s employment, Executive also shall reasonably cooperate with the Company or its affiliates in connection with any investigation or review of any Federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company.  The Company shall reimburse Executive for any reasonable out-of-pocket expenses incurred in connection with Executive’s performance of obligations pursuant to this Section 7(d).

8.    Reimbursement of Executive Expenses.  The Company shall reimburse Executive for reasonable legal fees incurred related to this Agreement, not to exceed $20,000 in the aggregate.  Such reimbursement shall be made within thirty (30) days after Executive provides an invoice for such services to the Company (which invoice shall be provided within sixty (60) days following the Effective Date), but in any event no later than March 15 of the year following the year in which the fees are incurred.

9.    Indemnification.  Effective as of the Effective Date, the Company and Executive shall enter into an indemnification agreement in the form attached as Exhibit G.  During the Term and thereafter, the Company shall indemnify Executive with respect to his services to the Company and its subsidiaries as an officer and director, including as a fiduciary of Company benefit plans, at levels not less than as provided in the Bylaws of the Company in effect on the Effective Date.  In addition, (i) Executive shall both during the Term and thereafter be covered by directors and officers liability insurance to the same extent that such coverage is then maintained for officers or directors of the Company in active service, and (ii) any “tail” policy providing directors and officers liability coverage that covers a period of service in which Executive is or was in active service with the Company and/or any of its subsidiaries shall cover such service.

10.    Successors and Assigns.  This Agreement shall inure to the benefit of and be enforceable by the Company and its successors and assigns, and upon any such assignment, all references to the “Company” shall be deemed to refer to such successor or assignee, and by Executive and Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  Notwithstanding the foregoing, any assignment of this Agreement by the Company, other than to any parent entity or subsidiary (or any other subsidiary of ServiceMaster established for the purpose of furthering the Spin), in each such case in connection with the implementation of the Spin, shall be subject to Executive’s consent.  This Agreement shall not be terminated by any merger or consolidation of the Company whereby the Company is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of the Company.  In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.

11.    Notice.  All notices and other communications required or permitted under this Agreement (including the notice required by the definition of Good Reason as set forth in Exhibit A) shall be in writing, shall be given by personal delivery, overnight delivery by an established courier service, or by certified mail, return receipt required, and shall be deemed to have been duly given when delivered, addressed (a) if to Executive, at his address in the records of the Company, and if to the Company, to American Home Shield, 150 Peabody Place,

Memphis, Tennessee 38103, attention General Counsel or (b) to such other address as either party may have furnished to the other in writing in accordance herewith.

12.    Entire Agreement; Amendments.  Except as otherwise specified herein, this Agreement and the Exhibits constitute the entire agreement and understanding between the parties with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof.

13.    Modification or Waiver.  No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by Executive and a member of the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  Failure by Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right which Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

14.    Governing Law; Validity.  The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to the principle of conflicts of laws.  The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect.

15.    Withholding.  Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under applicable Federal, state or local income or employment tax laws or similar statutes or other provisions of law then in effect.

16.    Payments by Subsidiaries.  Executive acknowledges that one or more payments hereunder may be paid by one or more of the Company’s subsidiaries, and Executive agrees that any such payment made by such subsidiary shall satisfy the obligations of the Company hereunder with respect to (but only to the extent of) such payment.

17.    Section 409A; Section 280G.

(a)    To the extent that any reimbursement, fringe benefit, or other similar plan or arrangement in which Executive participates during the term of Executive’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid); (iii) subject to any shorter time periods provided in any expense reimbursement policy of the Company, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iv) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses.  In addition, with respect to any payments or benefits subject to Section 409A, reference to Executive’s “Date of Termination” (and corollary terms) with the Company shall be construed to refer to Executive’s “separation from service” (as determined under Treas. Reg. Section 1.409A-1(h), as uniformly applied by the Company) with the Company.  Whenever a provision under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.  Executive’s right to receive any installment payments hereunder shall, for purposes of Section 409A, be treated as a right to receive a series of separate and distinct payments.  Any tax gross-up payment provided for under this Agreement shall in no event be paid to Executive later than the December 31 of the calendar year following the calendar year in which such taxes are remitted by Executive.

(b)    To the extent that any of the payments and benefits provided for under this Agreement together with any payments or benefits under any other agreement or arrangement between the Company and Executive (collectively, the “Payments”) would constitute a “parachute payment” within the meaning of Section 280G of the Code, the amount of such Payments shall be reduced to the amount that would result in no portion of the Payments being subject to the excise tax imposed pursuant to Section 4999 of the Code if and only if such reduction would provide Executive with an after-tax amount greater than if there was no reduction.  Any reduction shall be done in a manner that maximizes the amount to be retained by Executive, provided that to the extent any order is required to be set forth herein, then such reduction shall be applied in the following order: (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced next (if necessary, to zero), with amounts that are payable or deliverable last reduced first; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G- 1, Q&A 24 will be reduced next (if necessary, to zero), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); (iv) payments due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24 will be reduced next (if necessary, to zero), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) of this Section 7(b) will be next reduced prorata.

18.    Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first written above.

AHS HOLDING COMPANY, INC.

By:	/s/ Anthony D. DiLucente
	Name:	Anthony D. DiLucente
	Title:	Senior Vice President, Chief
Financial Officer

EXECUTIVE

By:	/s/ Rex Tibbens
Rex Tibbens

Solely for purposes of Sections 5 and 7 only with respect to the period prior to the Spin:

SERVICEMASTER GLOBAL HOLDINGS, INC.

By:	/s/ John Corness
Name:	John Corness
Title:	Chairman, Compensation Committee of the Board of Directors

[Signature Page to Employment Agreement]

Exhibit A

As used in this Agreement, the following terms shall have the respective meanings set forth below:

(a)    “Cause” means:

(1)    a material breach by Executive of his duties and responsibilities (other than as a result of incapacity due to physical or mental illness) which is (x) demonstrably willful and deliberate on Executive’s part, (y) committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and (z) not remedied within thirty (30) days after receipt of written notice from the Company specifying such breach; or

(2)    Executive’s indictment for, conviction of or pleading guilty or nolo contendere to a felony or misdemeanor involving any act of fraud, embezzlement, or dishonesty, or any other intentional misconduct by Executive that adversely and significantly affects the business affairs or reputation of the Company or an affiliated company; or

(3)    any failure by Executive to reasonably cooperate with any investigation or inquiry into Executive’s business practices, whether internal or external, including, but not limited to Executive’s refusal to be deposed or to provide testimony at any trial or inquiry.

Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless he has:  (i) had ten (10) days’ written notice setting forth the reasons for the Company’s intention to terminate for Cause; (ii) had an opportunity to be heard before the Board; and (iii) received a notice of termination from the Board stating that in the opinion of a majority of the full Board (excluding Executive) that Executive is responsible for conduct of a type set forth above and specifying in reasonable detail the particulars thereof.

(b)    “Change in Control” shall have the meaning set forth in the Stock Incentive Plan; provided that in the event such definition shall be modified or revised in the Stock Incentive Plan, then the definition of Change in Control for purposes of this Agreement shall be so modified or revised.

(c)    “Disability” for purposes of this Agreement, shall be defined as the inability of Executive to have performed Executive’s material duties hereunder due to a physical or mental injury, infirmity or incapacity for one hundred eighty (180) days (including weekends and holidays) in any 365-day period.

(d)    “Good Reason” means, without Executive’s written consent, the occurrence of any of the following events:

(1)    any of (i) the reduction in any material respect in Executive’s position(s), authorities or responsibilities as a president and chief executive officer of (A) prior to the Spin, a wholly owned division of a publicly traded company and (B) after the

A-1

Spin, a publicly traded company, (ii) the failure of ServiceMaster to complete the Spin on or before March 31, 2019 (the “Spin Trigger”), which initial March 31, 2019 Spin Trigger date may be extended by ServiceMaster up to and including November 30, 2019, upon the prior written consent of Executive (the “Spin Trigger Extended Date”), or (iii) prior to the Spin, Executive no longer reporting directly to (A) the Chief Executive Officer of the ServiceMaster and (B) after the Spin, the board of directors of a publicly-traded company;

(2)    a material reduction in Executive’s Base Salary or Target Bonus, each as in effect on the Effective Date or as the same may be increased from time to time thereafter; except for any reduction by not more than ten (10) percent from Executive’s highest Base Salary or Target Bonus, to the extent a ten (10) percent reduction is applied equally to all named executive officers of the Company (or prior to the Spin, ServiceMaster);

(3)    a material change in the location of Executive’s location of work that will be at least more than fifty (50) miles from the Company’s corporate offices as of the Effective Date; or

(4)    any action or inaction by the Company that constitutes a material breach of the terms of this Agreement.

If Executive determines that Good Reason exists, Executive must notify the Company in writing, within ninety (90) days following the initial existence of such grounds that Executive determines constitutes Good Reason, or such event shall not constitute Good Reason under the terms of Executive’s employment.  If the Company remedies such event within thirty (30) days following receipt of such notice, Executive may not terminate employment for Good Reason as a result of such event (the “Cure Period”).  In the event the Company does not timely remedy such event, Executive must terminate his employment ninety (90) days following the end of the Cure Period.  For the avoidance of doubt, in no event shall “Good Reason” exist solely as a result of Executive remaining CEO of the Company immediately following the Spin.  Notwithstanding the foregoing, Executive may only resign for Good Reason under the Spin Trigger if Executive terminates employment during the earlier of (a) the later of April 2019 or the calendar month following the Spin Trigger Extended Date (which for the avoidance of doubt shall be no later than during December 2019) or (b) within thirty (30) days after an announcement by the Company that it is formally abandoning the planned Spin.

(e)    “Stock Incentive Plan” shall mean that certain Amended and Restated ServiceMaster Global Holdings, Inc. 2014 Omnibus Incentive Plan (and any successor plan, including for these purposes the stock incentive plan for the Company after the Spin to the extent its terms govern the relevant awards).

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Exhibit B

Sign-On Restricted Stock Unit Agreement

(see Exhibit 10.2 to ServiceMaster’s Quarterly Report on Form 10-Q
for the quarter ended June 30, 2018)

Exhibit C

Sign-On Stock Option Agreement

(see Exhibit 10.3 to ServiceMaster’s Quarterly Report on Form 10-Q
for the quarter ended June 30, 2018)

Exhibit D

Restricted Stock Unit Agreement

(see Exhibit 10.4 to ServiceMaster’s Quarterly Report on Form 10-Q
for the quarter ended June 30, 2018)

Exhibit E

Stock Option Agreement

(see Exhibit 10.5 to ServiceMaster’s Quarterly Report on Form 10-Q
for the quarter ended June 30, 2018)

Exhibit F

Release Provisions

Release and Waiver of Claims.  In consideration of the payments and benefits to which you are entitled under the Employment Agreement, dated as of May 15, 2018, to which you and American Home Shield (the “Company”) are parties (the “Employment Agreement”), you hereby waive and release and forever discharge the Company and its parent and former parent entities, subsidiaries, divisions, limited partnerships, affiliated corporations, successors and assigns and their respective past and present directors, managers, officers, stockholders, partners, agents, employees, insurers, attorneys, and servants each in his, her or its capacity as such, and each of them, separately and collectively (collectively, “Releasees”), from any and all existing claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities, known or unknown, suspected or unsuspected, whether or not mature or ripe, that you ever had and now have against any Releasee including, but not limited to, claims and causes of action arising out of or in any way related to your employment with or separation from the Company, to any services performed for the Company, to any status, term or condition in such employment, or to any physical or mental harm or distress from such employment or non-employment or claim to any hire, rehire or future employment of any kind by the Company, all to the extent allowed by applicable law.  This release of claims includes, but is not limited to, claims based on express or implied contract, compensation plans, covenants of good faith and fair dealing, wrongful discharge, claims for discrimination, harassment and retaliation, violation of public policy, tort or common law, whistleblower or retaliation claims; and claims for additional compensation or damages or attorneys’ fees or claims under federal, state, and local laws, regulations and ordinances, including but not limited to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Worker Adjustment and Retraining Notification Act (“WARN”), or equivalent state WARN act, the Employee Retirement Income Security Act, and the Sarbanes-Oxley Act of 2002.  You understand that this release of claims includes a release of all known and unknown claims through the date on which this release of claims becomes irrevocable (the “Effective Date”).  However, nothing in this Agreement prevents you from making any reports to or receiving any awards from the SEC or OSHA based upon the your reporting of violations of laws or regulations containing whistleblower provisions.

Limitation of Release:  Notwithstanding the foregoing, this release of claims will not prohibit you from filing a charge of discrimination with the National Labor Relations Board, the Equal Employment Opportunity Commission or an equivalent state civil rights agency, but you agree and understand that you are waiving your right to monetary compensation thereby if any such agency elects to pursue a claim on your behalf.  Further, nothing in this release of claims shall be construed to waive any right that is not subject to waiver by private agreement under federal, state or local employment or other laws, such as claims for workers’ compensation or unemployment benefits or any claims that may arise after the Effective Date.  In addition, nothing in this release of claims will be construed to affect any of the following claims, all rights in respect of which are reserved:

(a)    Any payment or benefit set forth in this Employment Agreement;

(b)    Reimbursement of unreimbursed business expenses properly incurred prior to the termination date in accordance with Company policy;

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(c)    Claims under the Equity Awards Agreements (as defined in the Employment Agreement) in respect of vested Equity Awards (as defined in the Employment Agreement) then held by you and claims in respect of Common Stock solely in your capacity as a holder of Common Stock;

(d)    Vested benefits under the general Company employee benefit plans (other than severance pay or termination benefits, all rights to which are hereby waived and released);

(e)    Any claim for unemployment compensation or workers’ compensation administered by a state government to which you are presently or may become entitled;

(f)    Any claim that the Company has breached this release of claims; and

(g)    Indemnification as a current or former director or officer of the Company or any of its subsidiaries (including as a fiduciary of any employee benefit plan), or inclusion as a beneficiary of any insurance policy related to your service in such capacity.

Covenants Not to Sue.  To the extent that any claims covered by the scope of the release herein is not subject to waiver by applicable law (including, without limitation, any claims arising under or related to FMLA, FLSA, and any other local, state or federal statute governing employment and/or the payment of wages and benefits), you hereby covenant and agree not to sue or otherwise seek any remedy or other form of relief against any of the Releasees relating to such claims.

Representations.  You represent that you have been provided all benefits due under the Family and Medical Leave Act and that you have received all wages due, including overtime pay, premium pay, vacation pay, bonus pay, commissions, or other compensation, and that you have received all appropriate meals and rest breaks to which you were entitled, in compliance with the Fair Labor Standards Act and applicable state and local law, that you have no known workplace injuries or occupational diseases, and that you have not made any report of or opposed any fraud or other wrong doing at the Company and that you have not been retaliated against for reporting or opposing any alleged fraud or other wrongdoing at the Company.

Return of Company Property.  Not later than the Effective Date, you agree to return, or hereby represent that you have returned as of such date (if you have not signed this Agreement by such date), to the Company all Company property, equipment and materials, including, but not limited to, any company vehicle, any laptop computer and peripherals; any cell phone or other portable computing device; any telephone calling cards; keys; Company identification card; any credit or fuel cards; and all tangible written or graphic materials (and all copies) relating in any way to the Company or its business, including, without limitations, documents, manuals, customer lists and reports, as well as all data contained on computer files, “thumb” drives, “cloud” services, or other data storage device, or home or personal computers and/or e‑mail or internet accounts.  Provided, however, Executive may retain his address book to the extent it only contains contact information and the Company shall cooperate with Executive on the transfer of his cell phone number to Executive.

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Exhibit G

Indemnification Agreement

(see Exhibit 10.6 to ServiceMaster’s Quarterly Report on Form 10-Q
for the quarter ended June 30, 2018)

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